EXHIBIT 12(A)(1)
Code of Ethics

SECTION 1.       BACKGROUND

This Code of Ethics (“Code”) applies to the Fund and has been adopted in order to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and to deal with other types of conflict of interest situations. Upon discovering a violation of the Code, the Board may impose such sanctions as it deems appropriate.

A specific purpose of the Code is to promote honest and ethical conduct, compliance with applicable laws and accountability for adherence to the Code. All Access Persons (defined below) should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

SECTION 2.       DEFINITIONS

(A) Access Person means:

(1) Each Trustee and Officer;

(2) (i) Any officer, director or general partner of an Adviser; and (ii) any officer, director or general partner of the Distributor, where the Distributor in the ordinary course of business either (a) makes, participates in or obtains information regarding the Fund’s purchase or sale of Covered Investments or (b) fills a function related to the making of any recommendation regarding the Fund’s purchase or sale of Covered Investments;

(3) Any director, officer, general partner, or employee of the Fund or an Adviser, or of any company in a control relationship with the Fund or an Adviser, whose regular functions (i) relate to the making of any recommendation regarding the Fund’s purchase or sale of Covered Investments or (ii) include making, participating in or obtaining information regarding the purchase or sale of Covered Investments by the Fund; and

(4) Any natural person in a control relationship with the Fund or an Adviser who obtains information concerning recommendations made to the Fund about the purchase or sale of Covered Investment.

(B) Beneficial Owner means “beneficial owner” as defined in Rule 16a-1(a)(2) under the 1934 Act except that the determination of direct or indirect beneficial ownership shall apply to all Covered Investments which an Access Person owns or acquires. A Beneficial Owner of an investment is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security. Indirect pecuniary interest in an investment includes securities held by a person’s immediate family sharing the same household and immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(C) Control means the power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with the company.

(D) Covered Officer means the PEO, PFO and PAO as those terms are used in Section 406 of the Sarbanes-Oxley Act of 2002.

        (E) Covered Investment means any investment except:

(1) Direct obligations of the United States Government;
(2) Bankers' acceptances and bank certificates of deposit;
(3) Commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;
(4) Repurchase agreements covering any of the foregoing; and
(5) shares of registered open-end investment companies.
(F) Investment Personnel, means (i) any employee of the Fund or an Adviser (or of any company in a control relationship to the Fund or an Adviser) who, in connection with his/her regular functions or duties, makes or participates in making recommendations to the Fund regarding the purchase or sale of investments by the Fund; or (ii) any natural person who controls the Fund or an Adviser and who obtains information concerning the recommendations made to the Fund regarding the purchase of sale of securities by the Fund.

(G) Security Held to be Acquired means

(1) Any Covered Investment which, within the most recent 15 days (a) is or has been held by the Fund or (b) is being or has been considered by the Fund or an Adviser for purchase by the Fund; and
(2) Any option to purchase or sell, and any investment convertible into or exchangeable for, a Covered Investment.

  (H) Purchase or sale includes the writing of an option to purchase or sell

(I) Material non-public information means information (i) where there is a substantial likelihood that a reasonable investor would consider that information important in making an investment decision, or that is reasonably certain to have a substantial effect on the price of the Fund’s units and (ii) that has not been effectively communicated to the market place. Examples include: (a) valuation issues; (b) liquidity issues; (c) significant increase in expenses; (d) proposal for liquidation or reorganization; (e) regulatory developments that affect the Fund; and (f) extraordinary developments at an Adviser. Public information includes information found in a report filed with the SEC or appearing in a news service.

SECTION 3.       PROHIBITED TRANSACTIONS

(A) Prohibition Against Fraudulent Conduct. No Access Person shall use any information concerning the operating activities, investments or investment intentions of the Fund, or the Access Person’s ability to influence such operating activities or investment intentions, for personal gain or in a manner detrimental to the interests of the Fund. In addition, no Affiliated Person of the Fund shall, directly or indirectly in connection with the operating activities of the Fund or the purchase or sale of a security held or to be acquired by the Fund:

(1) Employ any device, scheme or artifice to defraud the Fund;

(2) Make to the Fund or to an Adviser or Distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4) Engage in any manipulative practice with respect to the Fund.

       (B) Other Prohibited Transactions. Access Persons are prohibited  from:

(1) Inducing or causing the Fund to take action, or to fail to take action, for the benefit of a person either in addition to or other than the Fund;

(2) Accepting anything other than of de minimis value or any other preferential treatment from any entity with which the Fund does business;

(3) Establishing or maintaining an account at any entity through which securities transactions may be effected without prior written notice to the designated Review Officer during the quarter immediately following the date on which such an account was established;

(4) Using knowledge of the operating activities or portfolio transactions of the Fund for their benefit or the benefit of any person other than the Fund;

(5) Violating the anti-fraud provisions of the securities laws; or

(6) Serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Fund and its unitholders.

(C) Undue Influence; Disclosure of Personal Interest. No Access Person shall cause or attempt to cause the Fund to purchase, sell or hold any investment in a manner or engage in operating activity calculated to create any benefit to the Access Person. No Access Person shall recommend any operating activity or investment transactions for the Fund without having disclosed to the Review Officer the Access Person’s interest, if any, in units of the Fund or such investment or the issuer thereof, including, without  limitation:

(1) The Access Person’s direct or indirect beneficial ownership of any securities of the subject issuer or in the investment;

(2) Any position with such issuer or its Affiliated Persons; and

(3) Any present or proposed business relationship between such issuer or its Affiliated Persons, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

(D) Corporate Opportunities. Access Persons are prohibited from taking advantage of any opportunity properly belonging to the Fund.

(E) Confidentiality. Except as required in the normal course of carrying out an Access Person’s business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of the Fund, or investments that are being considered for purchase or sale on behalf of the Fund.

(F) Prohibited Transactions in Fund Units. Access Persons are prohibited from trading in Fund units while in possession of material non-public information about the Fund.

SECTION 4.      REPORTING REQUIREMENTS

(A) Access Person Reporting. Access Persons must report the information described in this Section 4 with respect to transactions in any Covered Investment in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Access Persons must report to the Review Officer, unless they are required to report to an Adviser or the Distributor pursuant to a code of ethics adopted by those persons; and, in the case of (i) an Adviser or (ii) the Distributor if the Distributor is (a) an Affiliated Person of the Fund or (b) has any officer, director or general partner that serves the Fund or an Adviser in the same capacity (“Affiliated Distributor”), has been approved by the Board. The Board shall not approve such code of ethics unless it is maintained and enforced as if it were subject to the same rules as provided in Rule 17j-1 under the 1940 Act.
(B) Independent Trustee Reporting. An Independent Trustee need only report a transaction if the Independent Trustee knew at the time of the transaction, or in the ordinary course of fulfilling the official duties as an Independent Trustee should have known:

(1) That during the 15-day period immediately preceding or immediately following the transaction in a Covered Investment by the Independent Trustee, the Covered Investment is or was purchased or sold or was being considered for purchase or sale by the Fund or an Adviser, or

(2) The Independent Trustee possessed material non-public information about the operating activities of the Fund preceding a transaction in units of that Fund.

(C) Exclusions from Reporting. Purchases or sales of Covered Investments in an account over which an Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

(D) Initial Holding Reports. No later than ten (10) days after the person becomes an Access Person, an Access Person must report the following information:

(1) The title, number of shares and principal amount of each Covered Investment in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3) The date that the report is submitted by the Access Person.

(E) Quarterly Transaction Reports. No later than ten (10) days after the end of a calendar quarter, an Access Person must report the following information:

(1) With respect to any transaction during the quarter in a Covered Investment in which the Access Person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

(a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Investment involved;

(b) The  nature  of  the  transaction  (i.e.,  purchase,  sale  or  any  other  type  of acquisition or disposition);

(c) The price of the Covered Investment at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through which the transaction was effected; and

(e) The date that the report is submitted by the Access Person.

(2) With respect to any account established by the Access Person in which any investment were held during the quarter for the direct or indirect benefit of the Access Person:

(a) The  name  of  the  broker,  dealer  or  bank  with  whom  the  Access  Person established the account;

(b) The date the account was established; and

(c) The date that the report is submitted by the Access Person.

(F) Annual Holdings Reports. Annually, an Access Person must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

(1) The title, number of shares and principal amount of each Covered Investment in which the Access Person had any direct or indirect beneficial ownership;

(2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3) The date that the report is submitted by the Access Person.

(G) Certification of Compliance. Upon becoming an Access Person, the person shall certify (in the form of Appendix A) that the Access Person has read and understood this Code and recognizes that the Access Person is subject to this Code. Further, each Access Person is required to certify annually that the Access Person has complied with all the requirements of this Code and that the Access Person has disclosed or reported all personal investment transactions pursuant to the requirements of this Code.

(H) Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and statements on all Covered Investments transactions shall be deemed to satisfy these reporting requirements. The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the Review Officer and recording the date of the confirmation.

(I) Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the Covered Investments to which the report relates.

(J) Account Opening Procedures. Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Investments transaction may be effected. In addition, all Access Persons will promptly:

(1) Provide full access to the Fund to any and all records and documents which the Fund considers relevant to any investment transactions or other matters subject to the Code;

(2) Cooperate with the Fund in investigating any investment transactions or other matter subject to the Code;

(3) Provide the Fund with an explanation (in writing if requested) of the facts and circumstances surrounding any investment transaction or other matter subject to the Code; and

(4) Promptly notify the Review Officer in writing, from time to time, of any incident of noncompliance with the Code by any Access Person.

SECTION 5.        COVERED OFFICERS

(A) Conflicts of Interest. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Fund. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of the Covered Officer’s position with the Fund. A Covered Officer may be an officer or employee of a Service Provider, another investment company or another company. Conflicts may arise from, or as a result of, the contractual relationship between the Fund and its Service Providers or otherwise due to the Covered Officers’ positions, but such other positions of a Covered Officer do not by themselves give rise to a conflict of interest. As applicable to a Covered Officer, the following must be approved by the Chairman the Audit Committee:

(1) Service on the board of directors or governing board of a publicly traded entity;

(2) The receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with the Fund;

(3) The receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(4) Any ownership interest (material to the officer) in, or any consulting or employment relationship with, any entities doing business with the Fund, other than its Service Providers and their respective Affiliated Persons; and

(5) Any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Fund’s service providers or their respective Affiliated Persons.

(B)	Duties. A Covered Officer shall:

(1) Become familiar with the disclosure requirements generally applicable to the Fund;

(2) Not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others;

(3) To the extent appropriate, consult with other Officers and employees of the Fund and its Service Providers; and

(4) Promote compliance with the standards and restrictions imposed by applicable laws; and

(5) Not retaliate against any other Covered Officer or any employee of the Fund or its Service Providers for reporting potential violations of by the Fund, its Service Providers, or another Covered Officer that are made in good faith.

(C) A Covered Officer shall notify the Chairman of the Audit Committee promptly if the officer knows of any violation of this Code.

SECTION 6.      REVIEW OFFICER

(A) Appointment. A Review Officer shall be appointed by the PEO.

(B) Duties of Review Officer. The Review Officer shall :

(1) Review all investment transaction and holdings reports or shall maintain the names of persons responsible for reviewing these reports;

(2) Identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of this Code;

(3) Compare, on a quarterly basis, all Access Persons’ transactions in Covered Investments with the Fund’s completed portfolio transactions and in the case of transactions in Fund units, with operating activities of the Fund, to determine whether a Code violation may have occurred;

(4) Maintain a signed acknowledgment by each person who is then an Access Person in the form of Appendix A;

(5) Identify persons who are Investment Personnel, maintain and periodically update a list of such Investment Personnel, and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement or initial public offering; and

(6) Annually prepare a written report to the Trustees that:

(a) Describes any issues under this Code since the last report to the Trustees, including information about material violations of the Code and sanctions imposed in response to the material violations; and

(b) Confirm that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(C) Potential Trade Conflict. When there appears to be a transaction that conflicts with this Code, the Review Officer shall request a written explanation of the Access Person’s transaction. If after the review it is determined that there has been a violation of this Code, the Review Officer shall make a recommendation of appropriate action to the Board.

(D) Required Records. The Review Officer shall maintain:

(1) A copy of this and any other code of ethics adopted by the Fund, an Adviser or Affiliated Distributor, which has been in effect at any time during the previous five (5) years, in an easily accessible place;

(2) A record of any violation of this Code, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person as required by this Code for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(4) A list of all persons who are, or at any time within the  past five years have  been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics, in an easily accessible place;

(5) A copy of each written report and certification required pursuant to Section 7(E) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

(6) a record of any decision, and the reasons supporting the decision, approving the acquisition by Investment Personnel of securities under Section 6(B)(5) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted.

SECTION 7.       BOARD REVIEW

The Board, including a majority of the Independent Trustees, shall:

(A) Approve the (i) Code and any material changes to the Code and (ii) before initially retaining their services, the code of ethics of each Adviser and Affiliated Distributor, and any material changes to these codes within six months of the change;

(B) Base its approval of a code of ethics, and any material changes thereto, on a determination that the code contains provisions reasonably necessary to prevent Access Persons (or the equivalent persons) from engaging in prohibited conduct;

(C) Receive, prior to approving a code or any amendment to a code, a certification from the Fund, an Adviser or Affiliated Distributor that it has adopted procedures reasonably necessary to prevent Access Persons (or the equivalent persons) from violating the Code; and

(D) Receive and consider, no less frequently than annually: (i) a written report from the Fund, an Adviser and Affiliated Distributor, as applicable, describing any issues, material violations or sanctions arising under the respective codes; and (ii) a written certification from the Fund, an Adviser and Affiliated Distributor, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons (or the equivalent persons) from violating its code.

APPENDIX A

CODE OF ETHICS CERTIFICATION

I understand that I am an Access Person as defined in the PINE GROVE ALTERNATIVE FUNDS Code of Ethics.

I have read and I understand the Code of Ethics, that I am subject to it and that I will comply with it. In addition, I certify that I will comply with the requirements of the Code of Ethics applicable to my position and will disclose or report all personal investment transactions required to be disclosed or reported pursuant to the requirements of the Code.

If I am also a Covered Officer, I understand that I am a Covered Officer as defined in the PINE GROVE ALTERNATIVE FUNDS’ Code of Ethics and that I will request approval from the PINE GROVE ALTERNATIVE FUNDS’ Audit Committee Chairman all approvals that require such approval under Section 5(A) of the Code when applicable.

[NAME]                                                             Date

This Certification must be completed and returned to the Fund’s Review Officer.